Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMPEX CORPORATION

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Ampex Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: that the name under which the Corporation was originally incorporated was Ampex Delaware Incorporated, and the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on January 22, 1992;

SECOND: that the Restated Certificate of Incorporation of the Corporation has been amended as follows:

By inserting the succeeding paragraph immediately following Section 4.2 of Article Fourth:

“4.3. At 12:01 a.m. on the date of the filing of this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s Common Stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-twentieth (1/20) of a share of Common Stock, par value $0.01 per share (the “New Common Stock”), of the Corporation. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-twentieth (1/20). No fractional shares of New Common Stock of the Corporation shall be issued. Each holder of Old Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive a cash payment equal to the number of shares of Old Common Stock representing the fractional interest, multiplied by the average closing price per share of the Class A Common Stock of the Corporation as reported by the American Stock Exchange (“AMEX”) for the five (5) trading days immediately preceding the Effective Time (or if the Class A Common Stock is not then traded on the AMEX, the fair value per share as determined solely by the Board of Directors of the Corporation) “;

THIRD: that such amendment has been duly adopted in accordance with the provisions of Section 242 and 222 of the DGCL;

IN WITNESS WHEREOF, I have signed this certificate this 11th day of June, 2003.

AMPEX CORPORATION

By:	/S/ Edward J. Bramson
Name: Edward J. Bramson
Title: President

ATTEST:

/S/ Maria Santana
Assistant Secretary